Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FORMFACTOR, INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

FormFactor, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.Section D of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“D.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise required by law, any director or the entire Board of Directors of the Corporation may be removed with the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors (i) until the election of directors at 2024 annual meeting of stockholders (the “2024 Annual Meeting”), only for cause and (ii) from and after the election of directors at the 2024 Annual Meeting, with or without cause.”
2.Section E of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“E.    Director Terms:
(1)The provisions of this Article FIFTH, Section E are subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances.
(2)Until the election of directors at the 2024 Annual Meeting, the directors shall be divided into three classes: Class I, Class II, and Class III. Each director elected prior to the 2022 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 annual meeting of stockholders. Each director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 Annual Meeting. At the 2024 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-

year term expiring at the next annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article FIFTH, each director shall serve until such director’s term has expired and such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.”
3.The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 27th day of May, 2022.

        FORMFACTOR, INC.

By: /s/ Michael D. Slessor
Name: Michael D. Slessor
            Title: President and Chief Executive Officer